Exhibit 3.2

AMENDMENTS
TO THE
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
PROSPECTOR CAPITAL CORP.

PROSPECTOR CAPITAL CORP.
(the “Company”)

RESOLUTIONS OF THE SHAREHOLDERS OF THE COMPANY

RESOLVED, as a special resolution THAT, effective immediately, the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(b) amending the introduction of Article 51.7 by inserting the words:

“(or such earlier date as determined by the board of Directors and included in a public announcement)” before “, or such later time as the Members may approve in accordance with the Articles, the Company shall:”